Exhibit 10.3

SUBLEASE

THIS SUBLEASE ("Sublease") dated as of July 10, 2023, is entered into by and between APPFOLIO, INC., a Delaware corporation ("Sublandlord"), and GOOGLE LLC, a Delaware limited liability company ("Subtenant").

WITNESSETH:

WHEREAS, 50 Castilian Drive, LLC, a Delaware limited liability company ("Original Landlord") and Sublandlord entered into that certain Industrial Lease dated December 6, 2019 (the "Lease"), whereby Landlord leased to Sublandlord certain premises consisting of approximately 35,960 rentable square feet (the "Leased Premises") in the building commonly known as 90 Castilian Drive, located in the Castilian Technical Center situated at 90 Castilian Drive, in the City of Goleta, County of Santa Barbara, California, 93117 (the "Building");

WHEREAS, Castilian 90, LLC, a Delaware limited liability company (as successor-in-interest to Original Landlord) (herein, "Landlord"), and Sublandlord subsequently entered into that certain First Amendment to Industrial Lease on February 10, 2022;

WHEREAS, a true and complete copy of the Lease, as amended, has been delivered to Subtenant, and Subtenant, by its execution hereof, acknowledges receipt of the same; and

WHEREAS, Subtenant desires to sublease from Sublandlord and Sublandlord desires to sublease to Subtenant the entirety of the Leased Premises for a term, at a rent, and upon and subject to the covenants, agreements, terms, conditions, limitations, exceptions and reservations herein contained.

NOW, THEREFORE, in consideration of the foregoing promises, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sublandlord and Subtenant hereby covenant and agree as follows:

1.Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the Leased Premises, for a term (the "Sublease Term") commencing thirty (30) days following the later of (i) the mutual execution of this Sublease, and (ii) the date Landlord has executed and delivered the Landlord Form of Consent (defined in Section 41 below) (the "Sublease Commencement Date") and ending at 11:59 p.m. on December 31, 2031 (the "Expiration Date"), or on such earlier date upon which said term may be canceled or terminated pursuant to any of the provisions of this Sublease, upon and subject to the covenants, agreements, limitations, reservations, exceptions, terms and conditions herein contained. Notwithstanding the foregoing, in the event that Subtenant exercises a renewal option, enters into a direct lease with Landlord, or otherwise extends its occupancy rights directly with Landlord beyond the Expiration Date, then the Expiration Date shall be automatically extended to February 29, 2032, and notwithstanding anything to the contrary herein or in the Lease, Subtenant shall not be required to surrender the Leased Premises, or deliver the Leased Premises in the surrender condition required herein or under the Lease, on the Expiration Date; provided that Subtenant is not in breach of this Sublease, continues in possession of the Leased Premises and is bound to either Landlord or Sublandlord for its continued occupancy of the Leased Premises, from and after such extended Expiration Date. As of the Sublease Commencement Date, the personal property, fixtures and equipment listed on Exhibit A attached hereto (collectively, the "Sublandlord FF&E") are hereby transferred to Subtenant pursuant to the terms of a Bill of Sale in the form attached hereto as Exhibit B, and all other personal property, fixtures and equipment of Sublandlord shall be removed from the Leased Premises prior to the Sublease Commencement Date. The Leased Premises are subleased, together with the appurtenances to the Leased Premises, including, without limitation, the right to use in common with others the lobbies, elevators and other public portions and common areas of the Building, the Parking Lot and all other common areas of the Project to the extent permitted under the Lease. Sublandlord shall deliver the Leased Premises in as-is condition with all personal property removed, specified, and, with Sublandlord FF&E left in place, and in broom clean condition and with the Building and its systems in good working order. Upon request, Sublandlord shall make available to Subtenant all historical construction drawings in Sublandlord's possession in such format as maintained by Sublandlord.

2.Subtenant's obligation to pay the Base Subrent (as hereafter defined) shall commence upon the Sublease Commencement Date; provided that Sublandlord agrees that Base Subrent shall be abated during the first full six (6) calendar months of Sublease Term following the Sublease Commencement Date. If the Sublease Commencement Date occurs on any day other than the first day of a month, then Subtenant shall pay the Base Subrent on a prorated basis as shown on Schedule "A" at the starting rate of One Dollar and Sixty Cents ($1.60) per rentable square foot per month. Initially, the monthly Base Subrent shall be Fifty-Seven Thousand Five Hundred Thirty-Six and 00/100 Dollars ($57,536.00). The Base Subrent is subject to annual increases during the Sublease Term of three percent (3%) per annum, and said annual increases shall occur on each anniversary of the Sublease Commencement Date as more specifically set forth on Schedule A (the "Base Subrent"). Additionally, the Subtenant shall pay all Operating Expenses as due and payable as defined by Article 7 of the Lease. Said Operating Expenses shall be paid to Sublandlord at the time and in the manner required by Article 7 of the Lease. For all purposes under this Sublease, the rentable square footage of the Subleased Premises is conclusively deemed to be 35,960 rentable square feet, and such square footage shall not be subject to remeasurement or modification. If the term shall end on a day other than the last day of a calendar month, all amounts hereunder owed for that month shall be apportioned based on a thirty (30) day month. Subtenant shall use and occupy the Leased Premises for the uses permitted under the Lease. The Base Subrent, additional rent, and other payments herein reserved or payable shall be paid to Sublandlord at the address set forth herein, or, at Sublandlord's election, to such other payee and at such other place as Sublandlord may designate from time to time in writing, in lawful money of the United States of America, as and when the same become due and payable, without demand therefor except as otherwise provided under this Sublease, and without any deduction, set-off, or abatement whatsoever, except as permitted by this Sublease or the incorporated provisions of the Lease and applicable to the Leased Premises. Notwithstanding the foregoing, Subtenant shall be permitted to make all payments of rent via ACH/Wire with instructions to be provided by Sublandlord to Subtenant at least forty-five (45) days before any such payment is to take effect.

3.Notwithstanding the foregoing, but subject to Force Majeure (as applicable to Landlord and defined in Section 14.5 of the Lease) and delays caused by Subtenant, Subtenant shall be entitled to an abatement of Rent on a "2-day-for-1-day" basis for each day that delivery of the Leased Premises occurs after the Sublease Commencement Date. Any such abatement shall be applied to the Rent following the abatement period described in Section 2 of this Sublease. In addition, if delivery of the Leased Premises has not occurred within ninety (90) days after the Sublease Commencement Date (which outside date shall only be extended with written approval from Subtenant, herein, the "Termination Date"), Subtenant shall also be entitled to terminate the Sublease, provided that such delay was not caused by Subtenant or Subtenant's breach of this Sublease, and Subtenant shall receive reimbursement of Subtenant's out-of-pocket costs and expenses directly incurred in connection with the negotiation of this transaction. Notwithstanding anything to the contrary herein, the Termination Date shall in no event be subject to extension for Force Majeure, and in the event of Force Majeure, Subtenant shall not be entitled to reimbursement of Subtenant's out-of-pocket costs and expenses incurred in connection with the negotiation of this transaction.

4.In addition to the Base Subrent set forth in Section 2, Subtenant shall pay, as additional rent hereunder,

a.the Operating Expenses as defined in Article 7 of the Lease; and

b.all adjustments of rent, fees, costs, charges, and expenses which Subtenant expressly assumes, agrees, or is obligated to pay to Sublandlord pursuant to this Sublease, which shall be deemed additional rent, and in the event of nonpayment, Sublandlord shall have all the rights and remedies with respect thereto as are herein provided for in case of nonpayment of the Base Subrent reserved hereunder.

With respect to Operating Expenses, Subtenant shall have the same rights given to Sublandlord under the Lease to audit such Operating Expenses, as such rights are incorporated into this Sublease pursuant to the provisions of Section 29 hereof, including, without limitation, the right to audit Landlord's Operating Expenses and be reimbursed audit costs as provided in Section 7.4 of the Lease. The Base Subrent and the additional rent described above shall be collectively referred to herein as the "Rent".

5.In addition to all rent and all other charges hereunder, Subtenant shall pay to Sublandlord, as additional rent hereunder, within forty-five (45) days after notice and demand (which shall include invoices substantiating the costs), any other payments for which Sublandlord shall become responsible to Landlord under the Lease arising (i) by reason of Subtenant's request for services or utilities to be provided from Landlord, (ii) by reason of any act or omission of Subtenant, including, without being limited to, reasonable payments accruing as a result of any preparation of, or alterations to, the Leased Premises undertaken by Subtenant, or (iii) as a result of an Event of Default by Subtenant hereunder. Any delay by Sublandlord in billing any sum shall not constitute a waiver of, or in any way impair, Subtenant's obligation to pay the same in accordance with the terms of this Sublease so long as all such invoices are delivered to Subtenant within one (1) year of Landlord incurring the expense.

6.(a) Sublandlord hereby represents and warrants to Subtenant, that as of the date hereof, and to the actual knowledge of the Sublandlord and without any duty of further investigation:

i.Sublandlord has not received any written or oral notice or communication from any person relating to any violation of applicable statutes, regulations and codes (including the Americans with Disabilities Act, as amended) relating to its use of the Building, and to Sublandlord's knowledge, the Building does comply with all applicable laws, statutes, rules, regulations and codes (including ADA);

ii.Sublandlord knows of no requirements, nor has reason to know of any requirements, of any jurisdictional or environmental agency or department of any kind which may require any modifications to be done to the Building or prohibit Subtenant's intended use;

iii.Sublandlord has full power and authority and has taken all action necessary to execute this Sublease and to fulfill all of its obligations herein, subject to any consent requirement of Landlord pursuant to the Lease;

iv.Sublandlord has not received any written or oral notices of violation, claims, disputes, or litigation of any kind, pending or threatened, with respect to the Building;

v.Sublandlord has provided Tenant with a true, accurate and complete
1.copy of the Lease;

vi.Sublandlord has not previously assigned the Lease, or sublet the
1.Leased Premises, and Sublandlord has not granted any right of occupancy of the Leased Premises to another party;

vii.Sublandlord is not aware of any Hazardous Materials on, in, or under the Premises as of the date hereof, and in no event shall Subtenant have any liabilities or obligations in connection with any Hazardous Materials existing on, in or under the Premises prior to the date hereof.

(b) Subtenant agrees that it enters into this Sublease without any representations, warranties or promises by Sublandlord, its agents, representatives, employees, servants or any other person with respect to the Building or the Leased Premises, except as otherwise set forth herein; and no rights, easements or licenses are acquired by Subtenant by implication or otherwise, except as expressly set forth herein.

(c) Subtenant further represents that it has made a thorough examination of the Lease and that Subtenant is familiar with all the terms, conditions and covenants contained therein. Subtenant agrees that it enters into this Sublease without any representations or warranties by Sublandlord, its agents, officers, representatives, employees, servants or any other person as to the condition of the Leased Premises, except as herein expressly set forth, and provided that Sublandlord delivers the Leased Premises to Subtenant in the same "as is" condition as such space was in on the date Subtenant executes this Sublease and otherwise in the delivery condition required in this Sublease; neither Sublandlord, nor its agents, officers, employees or servants, shall be liable for the defects, latent or otherwise, in the Leased Premises, except in connection with any express covenant set forth in this Sublease.

(d) Subject to the terms of the Lease, other than as expressly set forth herein, Sublandlord shall not be required to make any alterations, installations, additions, decorations, repairs or improvements to the Leased Premises. Subtenant and Sublandlord hereby waive the provisions of California Civil Code Sections 1932, 1941 and 1942 and of any similar law, statute or ordinance now or hereafter in effect.

(e) Other than as expressly set forth herein, in no event shall Sublandlord be required to repair any damage to any equipment, furniture, furnishings, partitioning, carpeting, wallpapering or other decorative finishing, unless such damage is due to Sublandlord or Sublandlord's employees or agents.

7.Subtenant shall be entitled to submit and to be reimbursed for invoices associated with its tenant improvements made to the Leased Premises as further defined below. Landlord may elect to disburse said reimbursement directly to Subtenant or to Sublandlord for Sublandlord's disbursement to Subtenant of the same. If Sublandlord receives any such reimbursements from Landlord, Sublandlord shall promptly remit same to Subtenant. Said tenant improvement allowance shall equal Four Hundred and Seventy-Four Thousand Five Hundred and Ninety-Five Dollars and Sixty-One Cents ($474,595.61), which amount shall be available until December 1, 2023 and represents the balance of Sublandlord's tenant improvement allowance under the Lease as of the date hereof (the "Tenant Improvement Allowance"), and which shall be used in accordance with the provisions of the Lease as incorporated herein. Subtenant shall have the right to select the contractor to perform the work, as well as all architects and engineers as Subtenant determines to be necessary. Sublandlord shall have the right to approve such parties, which approval shall not be unreasonably withheld, conditioned or delayed. Subtenant shall not be entitled to any other tenant improvement allowance, including without limitation any tenant improvement allowance granted to Sublandlord under the Lease. Subtenant shall use such Tenant Improvement Allowance in accordance with the terms of the Lease, as such terms are incorporated into this Sublease pursuant to Section 29. Sublandlord shall use its best efforts to ensure that Landlord pays the Tenant Improvement Allowance. Subtenant shall not be charged any rent or other costs to use the freight elevator (if any) and the loading docks during the design, construction, build-out and move-in of the Leased Premises.

a.Other than as expressly set forth herein, Subtenant may not make any alterations unless Subtenant first obtains the written consent of both Landlord (pursuant to the Lease) and Sublandlord (pursuant to this Sublease, which Sublandlord consent shall not be unreasonably withheld, conditioned or delayed). Subtenant, in making any alterations in or to the Leased Premises, shall comply with all of the terms, covenants and conditions of the Lease and with all requirements of governmental bodies having jurisdiction thereover.

b.Sublandlord shall (i) within five (5) business days of receipt from Subtenant submit to Landlord any extra copy or copies of plans, specifications and other items submitted by Subtenant for consent and approval, and (ii) within five (5) business days of receipt of same from Subtenant submit to Subtenant all responses or inquiries from Landlord with respect to the foregoing.

c.Except as otherwise set forth in this Sublease that removal or restoration is not required, on the Expiration Date, or the sooner termination or cancelation of this Sublease, all alterations made by Subtenant ("Subtenant Alterations"), and all personal property left by Subtenant, shall, unless Sublandlord elects otherwise at the time Sublandlord consents to the Subtenant Alteration, become the property of Sublandlord and shall remain upon and be surrendered with the Leased Premises as a part thereof; provided however if Landlord requires such Subtenant Alterations to be removed pursuant to the terms of the Lease, then Subtenant shall remove the same. In the event that Sublandlord or Landlord (pursuant to the Lease) shall elect to require the removal of the foregoing Subtenant Alterations, Sublandlord shall give Subtenant prompt notice of such election at the time Sublandlord gives its consent to the Subtenant Alteration(s) or receives notice from Landlord concerning such removal, and such Subtenant Alterations as Sublandlord shall designate shall be removed by Subtenant and Subtenant shall restore the Leased Premises affected by such removal to substantially their original condition, reasonable wear and tear excepted (i.e., substantially the condition existing immediately prior to the date of installation), at Subtenant's sole cost and expense, prior to the expiration of the term of this Sublease to the extent such restoration is required under the Lease or is expressly not required under other provisions of this Sublease. Subtenant shall also pay the cost of repairing all damage to the Leased Premises, the Building and the Land occasioned by any such removal of Subtenant Alterations. If Subtenant shall not have removed any Subtenant Alterations or personal property (or both) which it is required to remove prior to the expiration of this Sublease, then Sublandlord shall have the right to remove the same at the sole and reasonable cost and expense of Subtenant. The provisions of this Subsection (c) shall survive the expiration or sooner termination of this Sublease. Further, Sublandlord hereby warrants and represents to Subtenant that (i) there are no alterations existing in the Leased Premises that Sublandlord did not receive Landlord's prior written consent prior to performing, if such consent was required under the Lease, (ii) Subtenant shall have no removal obligation as to any alterations or existing improvements in the Subleased Premises prior to the Sublease Commencement Date, and (iii) Sublandlord shall indemnify Subtenant for any and all liability incurred by Subtenant (including due to the holdover provisions of the Lease) as a result of Sublandlord's failure to remove any improvements or personal property from the Leased Premises that is not the responsibility of Subtenant pursuant to this

Subsection(c). Such obligations shall survive the expiration or termination of this Sublease.

8.Subtenant shall use and occupy the Leased Premises in a manner as described in Article 8 of the Lease. Subtenant's use shall be subject to the provisions of the Lease (including, without limitation, Exhibit N thereof).

a.If any governmental license or permit shall be required for the proper and lawful conduct of Subtenant's business in the Leased Premises or any part thereof, and if failure to secure such license or permit would in any way affect Landlord, Sublandlord or the Building or any part thereof or create a default under the Lease, then Subtenant shall, at Subtenant's expense, promptly procure and thereafter maintain such license or permit. Subtenant shall at all times during the term of this Sublease comply with the terms and conditions of each such license or permit.

9.Sublandlord hereby expressly agrees that Subtenant shall have the right to 116 parking spaces as shown on Exhibit C. Parking shall be free for employees and visitors during the Sublease Term, including, without limitation, Subtenant's contractors, subcontractors and vendors during any construction and/or move-in period to the Leased Premises, which parking shall be provided at no cost.

10.Subtenant shall be entitled to install, at Subtenant's sole cost and expense, signage pursuant to the terms of the Lease and in compliance with applicable codes and approvals. All specifications for such signage shall be subject to the prior written approval of the Sublandlord, which approval shall not be unreasonably withheld, conditioned or delayed, and Landlord, which Sublandlord shall use its best efforts to assist Subtenant in obtaining.

11.Subtenant shall be permitted to assign or sublet all or any portion of the Leased Premises to the same extent and subject to the same terms and provisions that apply to Sublandlord pursuant to the Lease. For purposes of this Sublease and the Lease, an "Affiliate" of Subtenant (as such term is defined and used in Section 16.3.4 of the Lease with the term "Tenant" being modified to refer to Subtenant) shall not require the consent of Landlord or Sublandlord. The parties agree to use good faith efforts to cause Landlord to include an acknowledgement of this provision in the Form of Landlord Consent.

12.Profits from assignment and subletting will be split evenly between Sublandlord and Subtenant as set forth in the Lease, as such provisions are incorporated into this Sublease under Section 29 hereof. "Profits" are defined as additional rent that Subtenant receives after deducting any attorneys' fees, tenant improvement costs, approval costs and leasing commissions incurred by Subtenant in connection with any sublease or assignment.

13.Subtenant shall not, directly, indirectly, by operation of law or otherwise, assign, mortgage, pledge, encumber or in any manner transfer this Sublease, or any part thereof, or any interest of Subtenant hereunder, nor sublet or permit the Leased Premises or any part thereof to be used or occupied by others, except as otherwise provided herein or as otherwise provided in the Lease.

14.Subtenant shall be permitted to install a new monument sign at the location set forth on the site plan attached hereto as Exhibit C, at Subtenant's cost, and in compliance with applicable codes and approvals, including without limitation any approvals of Landlord that may be required pursuant to the Lease, as such provisions are incorporated into this Sublease under Section 29 hereof.

15.Subtenant will be responsible for its own security of the Building and the Leased Premises, and Sublandlord shall have no approval rights over the type of security utilized by Subtenant, except to the extent that such security gives rise to approval rights of the Landlord under the Lease. Sublandlord and Subtenant shall work together in good faith to obtain the approval of the foregoing from Landlord in the "Landlord Form of Consent".

16.Subject to Landlord approval and other rights, as and to the extent required under the Lease, Subtenant shall have the right to install, at Subtenant's cost, satellite dishes, communications and other equipment as needed, consisting of outdoor and indoor components, at a location to be approved by Sublandlord, such approval not to be unreasonably withheld or delayed. No rent shall be charged for roof top usage. Any installations that Subtenant elects to make must comply with all applicable building codes, governmental approvals (including FAA, FCC, etc.) and are further conditioned upon such installations not voiding manufacturer's or installer's warranties for the roof. Subtenant shall not be obligated to remove any such equipment upon the expiration or termination of this Sublease, unless such equipment is required to be removed under the Lease. Sublandlord and Subtenant shall work together in good faith to obtain the approval of the foregoing from Landlord in the "Landlord Form of Consent".

17.Subject to Landlord approval and other rights, as and to the extent required under the Lease, Subtenant shall have the right (at no additional cost) to use the Building's shaft, risers or conduits for the installation and maintenance of conduits, cables, ducts, flues, data processing devices, supplemental HVAC, and other facilities consistent with Subtenant's use of the Leased Premises. In the event the vertical spaces are insufficient to accommodate Subtenant's needs, Sublandlord shall permit Subtenant to install additional vertical spaces at Subtenant's expense. Subtenant shall not be obligated to remove any such installations upon the expiration or termination of this Sublease, unless such equipment is required to be removed under the Lease. Sublandlord and Subtenant shall work together in good faith to obtain the approval of the foregoing from Landlord in the "Landlord Form of Consent".

18.Subject to Landlord approval and other rights, as and to the extent required under the Lease, Sublandlord shall allow Subtenant to install interconnecting staircases between floors with no restoration obligations imposed upon Subtenant.

19.Subject to Landlord approval and other rights, as and to the extent required under the Lease, and provided that Subtenant complies with all legal and Sublandlord requirements, in connection therewith, Subtenant shall have the right to use all of the Building's egress towers (i.e., fire stairs) as Subtenant's internal communicating stairs, including the right to incorporate Subtenant's security system, at Subtenant's sole cost, and to prohibit anyone from entering into Subtenant's space without proper access authority. Subtenant shall have the right to upgrade the finishes in such egress stairs at its sole cost, subject to compliance with all legal and Sublandlord requirements. Subtenant shall have no obligation to remove any such improvements upon the expiration or termination of this Sublease, unless such equipment is required to be removed under the Lease. Sublandlord and Subtenant shall work together in good faith to obtain the approval of the foregoing from Landlord in the "Landlord Form of Consent".

20.Subject to Landlord approval and other rights, as and to the extent required under the Lease, and with appropriate permits from all applicable government agencies, Subtenant shall have the right to install an emergency generator, related switchgear and related wiring such that the Leased Premises shall have adequate back-up electrical power plus a certain amount of base Building air conditioning (through the Building HVAC system) in order that during times of loss of power from the public utility serving the Building, Subtenant shall be able to continue its business operations, albeit on a reduced scale. Both parties shall work together to facilitate Subtenant in accomplishing this goal. Accordingly, Subtenant shall have the right to have adequate space, at no cost to Subtenant for any rent or other costs related to the occupancy of such space, to: (a) locate its emergency generator and fuel tank for the emergency generator(s) within the loading dock area or some other mutually agreed area of the Building; (b) run its necessary fuel lines from the location of the fill and vent box at the street level to Subtenant's fuel tank and from Subtenant's fuel tank to the location of its emergency generator; (c) install its emergency generator and related electrical equipment and wiring, including its automatic transfer switches on (i) a lower level of the Building; or (ii) on the rooftop of the Building; and (d) utilize appropriate and adequate risers, shafts, and conduits such that the electrical power generated by such emergency generator shall be distributed throughout the Building to the Leased Premises.

21.Subject to Landlord approval and other rights, as and to the extent required under the Lease, Sublandlord will provide Subtenant unrestricted access to (and if specifically requested by Subtenant, the right to operate) the building control and monitoring system(s) and provide Subtenant access to all control system(s) data for real time monitoring and archiving purposes. Subtenant will be allowed to store any data collected by Subtenant on one or more servers which are owned or controlled by Subtenant. Sublandlord acknowledges that any data collected as it relates to Subtenant's use is the property of Subtenant. Sublandlord will maintain Subtenant's right to anonymity with regard to the data produced by the Sublandlord building control and monitoring system(s) by excluding or removing any information in the control system and its associated database that could specifically identify Subtenant. Sublandlord shall use all reasonable endeavors to follow best practice cyber security requirements for the design and management of the Sublandlord building control and monitoring system(s) in its control.

22.If requested by Subtenant, Subtenant and Sublandlord shall work together to mutually agree on a commercial and technical approach to jointly execute a cyber-security audit of the building control and monitoring system(s) owned and operated by Sublandlord. Upon execution of the audit, any recommendations to improve/remedy the cyber security status of the control and monitoring system(s) shall be considered by Sublandlord, and where any serious vulnerabilities are identified, the parties will agree on reasonable rectification measures required and allocation of costs.

23.Subject to Landlord approval and other rights, as and to the extent required under the Lease, Subtenant shall have the right, at Subtenant's sole cost and expense, to provide food service to its employees, visitors and guests. Subtenant, at no extra cost will have access to all existing loading and un-loading functions in the Building and to the Leased Premises for said use, including access to shaftways and other infrastructure requirements for ventilation.

24.Subject to Landlord approval, as and to the extent required under the Lease, Subtenant shall be permitted, during the Sublease Term, to bring fully domesticated and trained dogs, kept by Subtenant's employees as pets, into and around the Leased Premises provided that Subtenant and Subtenant's insurance are fully liable for any damage, injury or other casualty resulting from dogs in the Building or the Leased Premises. In addition, subject to Landlord approval, Subtenant shall be permitted to install bike racks and/or two (2) custom decorative conex (or similar) bike storage containers in locations mutually determined by Landlord, Subtenant and the applicable governmental agencies.

25.Wherever in this Sublease (whether by the express terms hereof, by incorporation by reference of the terms of the Lease or otherwise) Sublandlord is granted the right to prescribe, approve or require certain acts, standards or performances by Subtenant, Landlord shall also be deemed to have such right. Whenever under the Lease, Sublandlord must comply with particular requirements (such as obtaining insurance) or act or perform (such as to indemnify, hold harmless or reimburse) for the benefit of Landlord, Subtenant shall also comply or act for the benefit of Sublandlord and Landlord to the extent that obligation is attributable to the Leased Premises. Wherever in this Sublease (whether by the express terms of this Sublease, by incorporation by reference of the terms of the Lease or otherwise) the consent or approval of Sublandlord is required for any act or thing, which consent or approval Sublandlord has agreed not to unreasonably withhold or delay, and the consent or approval of Landlord either is required under the Lease for the same act or thing or would be required under the Lease for the same act or thing if performed or desired by Sublandlord (as Tenant under the Lease), then (i) Sublandlord's refusal to give such approval or consent shall be deemed reasonable if, inter alia, Landlord shall have refused to give such approval or consent, whether or not Landlord shall be obligated to act reasonably and whether or not Landlord shall be acting reasonably, it being understood and agreed that Sublandlord shall have no obligation or liability for Landlord's failure to act reasonably or as otherwise as required under the Lease; (ii) if Subtenant requests such consent or approval from Sublandlord, Sublandlord shall promptly forward a copy of any request of Subtenant for consent or approval from Subtenant to Landlord; and (iii) if Landlord grants, denies or conditions its consent or approval, Sublandlord shall promptly notify Subtenant of such fact and forward to Subtenant a copy of any such grant, denial or condition if the same shall be in writing. Nothing contained herein shall be deemed to require Sublandlord to give any consent or approval because Landlord has given such consent or approval, provided, however, if Landlord withholds consent or approval, and if Subtenant believes such refusal to consent or approve is in violation of the Lease, then upon request from Subtenant, and at Subtenant's sole cost and expense, Sublandlord will follow Subtenant's commercially reasonable instructions to seek to require Landlord's consent or approval upon receipt from Subtenant of an advance deposit equal to Sublandlord's reasonable estimate of the costs of Sublandlord to carry out Subtenant's commercially reasonable instructions and, if Sublandlord fails to do so, Subtenant may exercise the Qualified Right To Proceed Against Landlord, as described hereafter.

26.All references in this Sublease (whether in the text itself or by incorporation from the Lease) to the consent or approval of Landlord or Sublandlord shall be deemed to mean the written consent or approval of Landlord or Sublandlord, as the case may be, and no consent or approval of Landlord or Sublandlord, as the case may be, shall be effective for any purpose unless such consent or approval set forth in a written instrument executed by Landlord or Sublandlord, as the case may be. If any request or demand is made by Landlord (whether requiring an act, restraint or payment) directly to Subtenant pursuant to the Lease in respect of a corresponding obligation under the Lease, then such request or demand shall be honored and performed or adhered to as if the request or demand was made directly by Sublandlord, but Sublandlord shall have no responsibility for unlawful, illegal or otherwise unwarranted requests or demands by Landlord. In all provisions of this Sublease requiring the satisfactory approval or consent of Sublandlord, Subtenant first shall be required, if Sublandlord under similar circumstances would be required under the terms of the Lease, to obtain the approval or consent of Landlord and then to obtain the like approval or consent of Sublandlord. Sublandlord shall forward to Landlord such requests as Subtenant may submit for approval or consent from Landlord. Whenever, pursuant to this Sublease, Landlord or Sublandlord's consent or approval, or the review or consideration by Landlord or Sublandlord of any matter, is permitted, solicited or required prior to or in connection with any activity planned or undertaken on behalf of Subtenant, Subtenant shall reimburse Landlord and Sublandlord, as applicable, for all expenses incurred by Landlord and payable by Sublandlord in accordance with the terms of the Lease and (ii) all actual and reasonable expenses (including, without limitation, the reasonable fees and disbursements of attorneys and other professional consultants) incurred by Sublandlord in connection with such consideration, review, consent or approval. Such reimbursement shall be made by Subtenant within forty-five (45) days of demand. Expenses incurred by Sublandlord shall be deemed to include any expenses payable to Landlord under the Lease and shall be deemed "reasonable" for the purposes above.

27.(a) This Sublease is subject and subordinate to all of the terms, covenants, provisions, conditions and agreements contained in the Lease and in any amendments or supplements thereto and the matters to which the Lease is subject and subordinate. Subtenant covenants and agrees (i) to perform and to observe all of the terms, covenants, provisions, conditions and agreements of the Lease on Sublandlord's part to be performed and observed to the extent the same are attributable to the Leased Premises; (ii) that Subtenant will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause the Lease or the rights of Sublandlord as Tenant thereunder to be canceled, terminated or forfeited or which would make Sublandlord liable for any damages, claims or penalties; and (iii) to indemnify and hold harmless Sublandlord from and against any and all liability, loss, damage, suits, penalties, claims and demands of every kind or nature (including, without being limited to, reasonable attorneys' fees and expenses of defense) by reason of Subtenant's failure to comply with the foregoing or arising from the use, occupancy or manner of use or occupancy of the Leased Premises or of any business conducted therein, or from any work or thing whatsoever done or any condition created by or any other act or omission of Subtenant, its assignees or subtenants, or their respective employees, agents, servants, contractors, invitees, visitors or licensees, in or about the Leased Premises or any other part of the Building, but in no event shall Subtenant be liable to Sublandlord for damage to Sublandlord's property which is covered by Sublandlord's insurance or to the extent caused by the negligence or willful misconduct of Sublandlord or such damage which existed prior to Sublease Commencement Date. In no event shall Sublandlord or Landlord be liable to Subtenant for damage to Subtenant's property which is covered by Subtenant's insurance. Sublandlord shall cause its insurance carrier to extend its waiver of subrogation to Subtenant and Subtenant shall cause its insurance carrier to extend its waiver of subrogation to Sublandlord as well as Landlord. Sublandlord represents and warrants to Subtenant that to its actual knowledge the Lease is in full force and effect, that neither Landlord or Sublandlord are in breach under the Lease and Sublandlord has neither given nor received a notice of default pursuant to the Lease. So long as Subtenant is not in breach of the Sublease, and so long as the Sublease is in full force and effect, Sublandlord (I) will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause the Lease to be cancelled, terminated or forfeited or impose liability on Subtenant; (II) will not amend, modify, encumber, terminate or supplement the Lease during the term of this Sublease; and (III) will indemnify and hold harmless Subtenant from and against any and all liability, loss, damage, suits, penalties, claims and demands of every kind or nature (including, without being limited to, reasonable attorneys' fees and expenses of defense) by reason of Sublandlord's failure to comply with the Lease prior to the Sublease Commencement Date or arising from the use, occupancy or manner of use or occupancy of the Leased Premises by Sublandlord or of any business conducted therein by Sublandlord prior to the Sublease Commencement Date; and (IV) will not exercise its right to extend the term of the Lease as provided in Exhibit G of the Lease. The provisions of this Section 27 shall survive the expiration or earlier termination of the Lease and/or this Sublease.

(b) In the event of, and upon the termination or cancellation of the Lease pursuant to the terms and provisions thereof, this Sublease shall automatically cease and terminate, subject to any recognition rights provided by Landlord to Subtenant pursuant to the terms of the Landlord Form of Consent. Sublandlord represents that the Lease is in full force and effect and that, to Sublandlord's actual knowledge, Sublandlord is not in material default with respect to any obligation of Sublandlord under the Lease and that Sublandlord will not voluntarily terminate its Lease to the extent it applies to the Leased Premises without the consent of Subtenant. Notwithstanding the foregoing, so long as Subtenant is not in default under this Sublease beyond any applicable notice and cure period(s), Sublandlord shall perform its obligations under and maintain the Lease in full force and effect during the Sublease Term provided Sublandlord shall not be liable to Subtenant for any early termination of or default under the Lease, unless and to the extent such early termination results from a voluntary termination of the lease by Sublandlord, any default under the Lease by Sublandlord, or the active negligence or willful misconduct of Sublandlord.

(c) In the event of any default on the part of either Sublandlord or Subtenant under any of the terms, covenants, conditions, provisions or agreements of the Lease or of this Sublease, Sublandlord shall have the same rights and remedies against Subtenant under this Sublease as are available to Landlord against Sublandlord under the provisions of the Lease, and Subtenant shall have the same rights and remedies against Sublandlord under this Sublease as are available to Sublandlord against Landlord under the provisions of the Lease.

(d) Notwithstanding anything to the contrary in this Sublease and the Lease, Sublandlord and Subtenant agree that: (i) in no event shall Subtenant be required to provide a security deposit, (ii) in no event shall Landlord and Sublandlord be permitted to access the Leased Premises without being accompanied by a representative of Subtenant, and (iii) in no event shall Sections 31 (Attorney's Fees), and 42 (Arbitration) be binding on Subtenant. The parties agree to use good faith efforts to cause Landlord to include an acknowledgement of this provision in the form of Landlord Consent.

(e) All provisions of this Sublease shall survive the expiration or sooner termination or cancellation of this Sublease to the extent necessary to allow Subtenant and Sublandlord to exercise and enforce their rights under this Sublease.

28.If the Leased Premises or the Building shall be partially or totally damaged by fire or other cause, the consequences thereof shall be governed by Article 13 of the Lease. Subtenant's right to an apportionment or abatement of rent and to repairs shall be dependent upon whether or not Sublandlord has a right to apportionment or abatement of rents or repairs or both under said Article 13 in respect of the Leased Premises. Except as such rights are provided to Sublandlord by Landlord in the Lease, no damage, compensation or claims shall be payable by Sublandlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Building.

29.Except as otherwise provided herein and the Excluded Provisions (defined below), the provisions of the Lease are hereby incorporated by reference with the same force and effect as if set forth in length herein and shall apply to the Leased Premises and to the Building to the extent that the same are applicable, except as modified and amended by this Sublease. References in the Lease to "Landlord", "Tenant", "Premises", "Lease", "Base Rent" and "Additional Rent" shall be deemed to refer to Sublandlord, Subtenant, Leased Premises, this Sublease, monthly Base Subrent hereunder, and additional rent hereunder, respectively. To the extent that any provisions of the Lease may conflict or be inconsistent with the provisions of this Sublease, whether or not such inconsistency is expressly noted herein, the provisions of this Sublease shall govern. Sublandlord agrees not to modify the Lease in any manner which increases Subtenant's liability or obligations or reduces Subtenant's rights under this Sublease, so long as Subtenant is not in default under this Sublease beyond any applicable notice and cure period(s). For the avoidance of doubt, nothing contained in this Sublease shall grant to the Subtenant, and the Subtenant shall not have the right to exercise, any "Option to Renew" as set forth on Exhibit G of the Lease. The following provisions of the Lease are "excluded provisions" and shall not be incorporated into this Sublease pursuant to this Section 29 (the "Excluded Provisions"): Exhibit G of the Lease which grants two five (5)-year options to renew the term; Section B of the Lease to the extent such Section grants a tenant improvement allowance greater than the allowance set forth in Section 7. Except for such provisions and the amount of Base Rent which Subtenant is obligated to pay under

Section 2 of this Sublease, none of the provisions of this Sublease are in conflict with the provisions of the Lease as such provisions are incorporated into this Sublease pursuant to Section 29 hereof.

30.Notwithstanding the foregoing, it is understood and agreed by Subtenant that all services, repairs, restorations, consents, equipment and access which are required or authorized to be provided and made by Sublandlord or its agents hereunder or in accordance with the provisions of the Lease, will, in fact, be provided by Landlord, and Sublandlord shall have no obligation or liability during the term of this Sublease (a) to provide any such services, equipment or access, or make any such repairs or restorations or (b) for the manner in which the same are provided, other than to reasonably and in good faith enforce its rights (if any) against Landlord under the Lease as provided in this Section 30. If Landlord shall be entitled to any payment or remuneration by reason of additional services provided at the request of Subtenant with respect to the Leased Premises, Subtenant shall pay the same within forty-five (45) business days following demand as additional rent hereunder. Subtenant agrees to look solely to Landlord for the furnishing of such services, equipment and access and the making of such repairs and restorations in accordance with the terms of the Lease and for any indemnity for any losses or claims arising by reason of any failure, breach or delay in performing or furnishing the same which may be available under the terms of the Lease or may otherwise be available. Sublandlord hereby agrees that (i) it shall reasonably cooperate, at no cost, expense or liability to Sublandlord, with Subtenant in securing the performance of any responsibility of Landlord under the terms of the Lease, and Sublandlord shall promptly provide Subtenant with copies of any notices sent to or from Landlord that pertain in any manner to the Leased Premises or Subtenant's rights or obligations under this Sublease, and (ii) to the extent any remedy is available to Sublandlord under the Lease, such remedy shall also be available to Subtenant to the extent such remedies are so transferred to Subtenant pursuant to this Sublease, in accordance with the Lease and/or as otherwise may be available to Subtenant as a matter of law. Sublandlord shall use commercially reasonable efforts to pursue any such available remedies under the Lease). Sublandlord shall in no event be liable to Subtenant nor shall the obligations of Subtenant hereunder be impaired or the performance thereof excused because of any failure or delay on Landlord's part in furnishing such services, equipment or access, or making such restorations or repairs, except that to the extent that Sublandlord receives an abatement of any rent that Sublandlord is obligated to pay under the Lease in respect of any particular portion of the Leased Premises, Subtenant shall have a corresponding abatement. If Landlord shall default in any of its material obligations to Sublandlord with respect to the Leased Premises, Sublandlord shall, at the reasonable request of Subtenant, enforce Sublandlord's rights against Landlord under the Lease, at the cost and expense of Subtenant, and Subtenant shall defend, indemnify, protect and hold Sublandlord harmless from and against any and all claims, costs and expenses related to any such enforcement. If, after written request from Subtenant, Sublandlord shall fail or refuse to take appropriate action for the enforcement of Sublandlord's rights against Landlord with respect to the Leased Premises within a reasonable period of time considering the nature of Landlord's default, Subtenant shall, if the same right would be permissible by Sublandlord as Tenant under the Lease, have the right to pursue a claim, action, proceeding or arbitration for injunction, damages or other remedy in its own name, and for that purpose and only to such extent all of the rights of Sublandlord under the Lease hereby are conferred upon and assigned to Subtenant and Subtenant hereby is subrogated to such rights to the extent that the same shall apply to the Leased Premises; provided that Subtenant shall defend, indemnify, protect and hold Sublandlord harmless from and against all costs, expenses and claims related to any such actions by Subtenant; and provided, further, that notwithstanding anything herein to the contrary, in no event shall Subtenant have the right to take any action which may result in a default under the Lease or in a termination of the Lease, in whole or in part or in a surrender of all of any portion of the Leased Premises (inclusive of the following sentence the "Qualified Right To Proceed Against Landlord"). If any such action against Landlord in Subtenant's name shall be barred by reason of lack of privity, non-assignability or otherwise, Subtenant may take such action in Sublandlord's name, provided that (i) Subtenant has given Sublandlord at least ten (10) business days' prior written notice of Subtenant's intention to take such action, (ii) Sublandlord shall, to the extent reasonably practicable, and at Subtenant's sole cost and expense, cooperate with Subtenant in taking such action, and (iii) Subtenant shall indemnify, defend, protect and hold Sublandlord harmless from and against all liability, loss or damage which Sublandlord shall suffer by reason of such action. Sublandlord covenants as follows: (i) not to voluntarily terminate the Lease, (ii) not to modify the Lease so as to adversely affect Subtenant's rights hereunder, and (iii) to take all actions reasonably necessary to preserve the Lease.

31.The occurrence of any of the following shall constitute an Event of Default by Subtenant hereunder (such events being in addition to, and superseding to the extent inconsistent with, the Events of Default set forth in Article 17 of the Lease):

a.Subtenant fails to pay when due Base Subrent, additional rent or any other sums due hereunder and such failure shall continue for five (5) business days after written notice from Sublandlord of such failure;
b.Subtenant fails to comply with any other provision of this Sublease in the manner and within the time required, and such failure continues for twenty-five (25) days after written notice from Sublandlord provided that if such failure cannot be cured within such twenty- five (25) day period, an Event of Default shall not be deemed to have occurred so long as (i) Subtenant commences such cure within such twenty-five (25) day period and diligently pursues such cure to completion, and (ii) under the terms of the Lease, an "Event of Default" (as defined in the Lease) is not deemed to have occurred as a result of such failure.

32.If and so long as Subtenant pays the Base Subrent, additional rent, and other charges due and payable hereunder and performs all of the other obligations of Subtenant to be performed hereunder, Subtenant may peaceably and quietly have, hold and enjoy the Leased Premises subject, nevertheless, to the terms, covenants, conditions and provisions of this Sublease and to the Lease and to the matters to which the Lease is subject and subordinate.

33.Any notice, demand, request or other communication which under the terms of this Sublease or under any provision of law or governmental regulation must or may be given either by Sublandlord to Subtenant or by Subtenant to Sublandlord shall be in writing and hand delivered, sent by guaranteed overnight delivery courier or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows to the person entitled to receive the same:

a.if to Sublandlord,

Appfolio, Inc.
70 Castilian Drive
Goleta, CA 93117
Attention: V.P. Corporate Real Estate
b.if to Subtenant,
Google LLC
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attn: Lease Administration
Phone: (650) 214-4529
E-mail: leaseadmin@google.com

With a copy to:

Google LLC
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attn: Legal/RE Matters
Phone: (650) 214-4529

Any notice shall be deemed to have been validly given on receipt if personally served, one (1) business day after placing the same with a guaranteed overnight courier or five (5) business days after being deposited in the United States mail, postage prepaid. Either party by notice as aforesaid may change its address set forth above for notices, requests, demands or communications to it.

34.The parties hereto acknowledge that Sublandlord shall pay CBRE, Inc., and Hayes Commercial Group a mutually agreeable brokerage fee pursuant to separate agreements. Except as provided in the preceding sentence, Sublandlord warrants and represents to Subtenant that Sublandlord has dealt with no broker or other person in connection with this Sublease transaction who represents or acted on behalf of Sublandlord and Sublandlord agrees to indemnify and save harmless Subtenant from any costs, expenses, attorneys' fees or liability for compensation or charges which may be claimed by any broker or agent as a result of any conversations, correspondence, other dealings or actions of the indemnifying party in connection with this sublease transaction. Except as provided in the first sentence of this Section 34, Subtenant warrants and represents to Sublandlord that Subtenant has dealt with no broker or other person in connection with this Sublease transaction who represents or acted on behalf of Subtenant and Subtenant agrees to indemnify and save harmless Sublandlord from any costs, expenses, attorneys' fees or liability for compensation or charges which may be claimed by any broker or agent as a result of any conversations, correspondence, other dealings or actions of the indemnifying party in connection with this sublease transaction.

35.Subtenant and Sublandlord shall, at any time and from time to time, on not less than ten (10) days' prior written demand by Sublandlord or Landlord or Subtenant, as appropriate, execute, acknowledge and deliver to Sublandlord or Landlord or Subtenant, as the case may be, a written statement certifying (a) that this Sublease is unmodified and in full force and effect, or, in the alternative, that this Sublease is in full force and effect as modified (the instruments of modification being set forth in a schedule attached to and made a part of said statement), (b) the dates to which the Base Subrent, additional rent and other charges due under this Sublease have been paid, (c) whether or not to the best of such party's actual knowledge, with no duty of investigation, Sublandlord and Subtenant are not in default hereunder, and, if so, specifying the nature of the default and (d) such other commercially reasonable information requested concerning the Sublease, the Leased Premises or the Subtenant. Each party understands that any such statement delivered pursuant to this Section may be relied upon by others with whom Landlord or Sublandlord or Subtenant, as the case may be, may be dealing with.

36.This Sublease shall be binding and inure to the benefit of the parties hereto and, subject to the limitations set forth in Section 13 hereof.

37.This Sublease may be executed in counterpart originals and delivered by electronic means and all such counterparts and electronically signed counterparts shall constitute one original Sublease.

38.Terms set forth in this Sublease with initial capital letters and not otherwise defined herein shall have the meanings ascribed to those terms in the Lease.

39.Compliance With Anti-Bribery Laws and Anti-Modern Slavery Laws.

a.Sublandlord will comply with all applicable commercial and public anti- bribery laws ("Anti-Bribery Laws"), which prohibit corrupt offers of anything of value, either directly or indirectly to anyone, including Government Officials (defined below), to obtain or keep business or to secure any other improper commercial advantage. Furthermore, Sublandlord will not make any facilitation payments, which are payments to induce officials to perform routine functions they are not otherwise obligated to perform. "Government Officials" include any government employee; candidate for public office; and employee of government-owned or government-controlled companies, public international organizations, and political parties.

b.Sublandlord will comply with all applicable anti-human trafficking, forced labor, and modern slavery laws and rules ("Anti-Modern Slavery Laws"). Sublandlord will take reasonable steps to ensure that no slavery, servitude, forced or compulsory labor, or human trafficking occurs in its provision of services to Subtenant or in its supply chain.

c.Sublandlord will make commercially reasonable and good faith efforts to comply with Subtenant's anti-bribery due diligence process and anti-modern slavery due diligence process, including providing any requested information. Sublandlord will implement due diligence procedures for its own suppliers, subcontractors, and other participants in its supply chains to ensure that there is neither violations of Anti-Modern Slavery Laws nor Anti-Bribery Laws in its supply chains.

d.Sublandlord will keep complete and accurate records relating to this Sublease. During the Sublease Term, and for a period of one (1) year afterwards, Subtenant may audit Sublandlord's relevant records once every year, and upon 30 days' advance notice, to confirm Sublandlord's compliance with this Sublease. The auditor will only have access to those books and records of Sublandlord which are reasonably necessary to confirm such compliance.

e.Subtenant may terminate this Sublease immediately upon written notice to Sublandlord if; (i) Subtenant can demonstrate that Sublandlord or any of its directors and/or employees in connection with their business activities for Sublandlord has violated Anti Bribery Laws or Anti-Modern Slavery Laws, or has caused a violation of Anti Bribery or Anti-Modern Slavery Laws by Subtenant; or (ii) Charges have been brought against Sublandlord or against one or more of its directors and/or employees in connection with their business activities for Sublandlord for a violation of Anti Bribery Laws or Anti-Modern Slavery Laws and Sublandlord has not proved within a period of four (4) weeks from the filing of such charge that the charges have been withdrawn. Sublandlord is obliged to inform Subtenant in writing without delay if and as soon as any such public charges have been brought against Sublandlord or against one or more of its directors and/or employees in connection with their business activities for Sublandlord.

f.The parties agree to use good faith efforts to cause Landlord to include an acknowledgement of this provision in the form of Landlord Consent.

40.BOS. Sublandlord and Landlord hereby agree to cooperate reasonably with Subtenant in the implementation of the terms and provisions described in Exhibit D attached hereto (the "BOS Clause"): it being understood and agreed that Sublandlord and Landlord shall not be obligated to incur any cost or expense to comply with the provisions of the BOS Clause. For the avoidance of doubt, the BOS Clause is not intended to waive or restrict any right otherwise afforded to Subtenant under the Sublease, including, without limitation, Subtenant's exclusive right to equip, furnish, use, modify (subject to the requirements of the Sublease), manage, secure and control the Leased Premises during the term or any of Subtenant's rights under the Sublease.

41.OFAC. For purposes of this Sublease, the following terms shall have the following meanings: (a) "Anti-Terrorism Laws" means any: (1) laws or regulations concerning economic and trade sanctions requirements, restrictions, and embargoes administered or enforced by the United Nations, United States authorities (including, but not limited to, the United States Department of the Treasury, the United States Department of Commerce, and the United States Department of State), Her Majesty's Treasury, the

European Union, or any other relevant governmental authority (collectively, "Sanctions"); and (2) laws or regulations governing anti- terrorism and/or anti-money laundering activities, and including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, and Title 3 of the USA Patriot Act (defined below), and any regulations promulgated under any of them, each as may be amended from time to time; (b) "Prohibited Person" means any person: (i) that is the subject or target of any Sanctions; (ii) named in any Sanctions-related list maintained by the U.S. Department of State, the U.S. Department of Commerce (including, but not limited to, the Bureau of Industry and Security's Entity List and Denied Persons List), or the U.S. Department of the Treasury (including, but not limited to, the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List), or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty's Treasury, or any other relevant governmental authority; (iii) located, organized or resident in a country, territory or geographical region that is itself the subject or target of any territory-wide Sanctions (including, without limitation, the Crimea, People's Republic of Donetsk or People's Republic of Luhansk regions of Ukraine; Cuba; Iran; North Korea; or Syria) (a "Sanctioned Jurisdiction"); (iv) owned or controlled by any such person or persons described in any of the foregoing clauses (i), (ii) and (iii); or (v) with whom either party is otherwise prohibited from dealing or engaging in any transaction by any Anti-Terrorism Laws; and (c) "USA Patriot Act" means the "Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001" (Public Law 107-56), as amended from time to time. Each party certifies to the other party that such party is not a Prohibited Person and has no reason to believe that it or any of its affiliated persons or entities is the target of an investigation by authorities that could result in it becoming a Prohibited Person. Each party agrees that no portion of property used to fulfill such party's obligations under this Sublease will be sourced or derived, in whole or in part, from or used for activities (x) in violation of Anti-Terrorism Laws or (y) between such party and a Prohibited Person. Notwithstanding anything in this Sublease to the contrary, each party understands that this Sublease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in force on the date hereof and throughout the term of this Sublease and that any breach thereof after notice and beyond any applicable cure period shall be an Event of Default or a Sublandlord Default (as applicable).

42.Certified Access/Accessibility Specialist. For purposes of Section 1938 of the California Civil Code and to Sublandlord's actual knowledge, Sublandlord hereby discloses to Subtenant, and Subtenant hereby acknowledges, that the Subleased Premises have not undergone inspection by a Certified Access Specialist ("CASp"). As required by Section 1938(e) of the California Civil Code, Sublandlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Sublandlord and Subtenant hereby agree as follows: (a) any CASp inspection requested by Subtenant shall be conducted, at Subtenant's sole cost and expense, by a CASp approved in advance by Sublandlord, and any repairs required as a result of such CASp inspection shall be performed at Subtenant's sole cost and expense; and (b) any CASp inspection requested by Sublandlord shall be conducted, at Sublandlord's sole cost and expense, by a CASp approved in advance by Subtenant, and any repairs required as a result of such CASp inspection shall be performed at Sublandlord's sole cost and expense. The foregoing verification is included in this Sublease solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Sublandlord's and Subtenant's respective responsibilities for compliance with construction-related accessibility standards as provided under this Sublease.

43.Waiver of Punitive/Consequential Damages. Notwithstanding anything to the contrary contained in this Lease and the Sublease, nothing in the Lease or Sublease shall impose any obligations on Subtenant or Sublandlord to be responsible or liable for, and each hereby releases the other from all liability for, any consequential or punitive damages or lost profits.

44.Notwithstanding anything to the contrary contained herein, should any claim, action, or proceeding (including, for the avoidance of doubt, any appeals of a claim, action, or proceeding) be commenced between the parties hereto concerning any provision of this Sublease, or the rights or duties of any person or entity in relation thereto, each party shall bear its own fees and costs (including, without limitation, attorneys' fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs) to the extent incurred in prosecuting or defending such claim, action, or proceeding against the other party. Nothing in this Section shall be construed to limit a party's obligation, as may be set forth elsewhere in this Sublease, to indemnify another from any fees or costs (including, without limitation, attorneys' fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs), except to the extent incurred by the indemnified party in an action brought against the indemnifying party to enforce such indemnification provisions under this Lease.

45.This Sublease shall not become effective unless and until Landlord has consented to this Sublease by providing written notice of its consent to Sublandlord and Landlord has provided a commercially reasonable estoppel certificate confirming that there are no existing defaults under the Lease by either party (collectively, the "Landlord Form of Consent"). Both Sublandlord and Subtenant agree to cooperate and to use reasonable efforts to obtain the written consent to the Sublease from Landlord. Notwithstanding anything to the contrary in this Sublease, if Landlord has not executed and delivered to Sublandlord and Subtenant the Landlord Form of Consent by the date that is forty-five (45) days following the mutual execution of this Sublease, then this Sublease shall automatically be void and of no further force and effect.

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first above written.

APPFOLIO, INC.,	GOOGLE LLC,
a Delaware corporation	a Delaware limited liability company

By: /s/ Fay Sien Goon	By: /s/ Joe Borrett
Fay Sien Goon	Joe Borrett

Its: Chief Financial Officer	Its: Director

SCHEDULE A
RENT SCHEDULE

Period	Monthly Base Subrent Rate ($/RSF)	Monthly Base Subrent	Notes
________, 2023 - ________, 2024	$1.6000	$57,536.00	1) Free Base Subrent begins upon the start of the first day of the first full calendar month following the “Sublease Commencement Date” and ends six (6) months thereafter.
________, 2024 - ________, 2025	$1.6480	$59,262.08

________, 2025 - ________, 2026	$1.6974	$61,038.50
________, 2026 - ________, 2027	$1.7484	$62,872.46
________, 2027 - ________, 2028	$1.8008	$64,756.77	2) The first three (3) percent annual increase is to occur on the first day of the thirteenth (13th) full calendar month following the “Sublease Commencement Date”. Subsequent annual increases shall occur thereafter on each anniversary of the first annual increase.
________, 2028 - ________, 2029	$1.8548	$66,698.61
________, 2029 - ________, 2030	$1.9105	$68,701.58
________, 2030 - ________, 2031	$1.9678	$70,762.09

________, 2031 - December 31, 2031*	$2.0268	$72,883.73

*Expiration Date is subject to the potential automatic extension through February 29, 2032 as provided for in the Sublease, and the method of calculating annual increases shall app term would commence a 13th month after the previous annual

EXHIBIT A
SUBLANDLORD FF&E

EXHIBIT B
FF&E BILL OF SALE

This FF&E Bill of Sale (the "Bill of Sale") is entered into as of , 2023, and is delivered in connection with that certain Sublease (defined below) by and between APPFOLIO, INC., a Delaware corporation ("Sublandlord"), and GOOGLE LLC, a Delaware limited liability company ("Subtenant"), with reference to the following facts (the "Recitals"):

RECITALS

WHEREAS, Sublandlord and Subtenant have entered into that certain Sublease dated as of May [ ], 2023 (the "Sublease"), whereby Sublandlord subleases to Subtenant the entirety of the "Leased Premises" as more particularly described in the Sublease.

WHEREAS, Sublandlord and Subtenant have agreed to transfer the Sublandlord's furniture, fixtures, and equipment (the "Sublandlord FF&E") as more particularly described in Exhibit A attached hereto, pursuant to the terms of this Bill of Sale.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1.Transfer of Sublandlord FF&E. Sublandlord hereby sells, conveys, transfers, and assigns to Subtenant, and Subtenant hereby purchases and accepts from Sublandlord, all of Sublandlord's right, title, and interest in and to the Sublandlord FF&E, as more particularly described in Exhibit A attached hereto, free and clear of any liens, claims, or encumbrances.

2.As-Is Condition. Subtenant acknowledges and agrees that the Sublandlord FF&E is being sold on an "as-is, where-is" basis, with no representations or warranties of any kind, express or implied, except as otherwise expressly set forth in the Sublease.

3.Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California.

4.Counterparts. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Bill of Sale as of the date set forth above.

SUBLANDLORD	SUBTENANT:
APPFOLIO, INC.	GOOGLE LLC

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT C

SITE PLAN

EXHIBIT D
BOS CLAUSE
Smart Building Standard

1.For purposes of this Exhibit, the following terms shall have the respective meanings set forth below:

a.Landlord Plant: This will typically be the main (shared/central) building plant/equipment such as (but not limited to) chillers, main heating plant (boilers/district heating), air handling units. main building transformers and generators, vertical transportation systems (elevators, escalators), common lighting control systems, fire alarm etc.

a.Landlord building control and monitoring system(s): Also referred to as Base Building Systems. This will typically be control and monitoring systems for the equipment described in "Landlord Plant" above.

a.Landlord control systems data: Telemetry data generated by the control and monitoring systems described in "Landlord's building control and monitoring system(s)" owned by the Landlord. It usually includes signals such as equipment faults/alarms, operational status (on/off/auto), sensor, valve positions, utility metering (kWh, BTU...etc.) and any other data points generated by similar types of plant/equipment. It excludes CCTV video stream, access badge information, or any sort of private and personal information.

a.Real time access: Access to data provided to the end user with no or negligible time delay from the time the data is generated (usually within seconds)

a.Read-only access: Access to a data point provided with only the right to read the value, and no ability to change it.

a.Read-write access: Access to a data point provided with the right to read the value and to change its value (usually for command signals such as on/off or setpoint change).

a.Tenant: All references to "Tenant" in this Exhibit D shall include Subtenant (as defined in the Sublease to which this Exhibit D is attached).

a.Unrestricted access: Access to the Landlord building control and monitoring system(s) hardware (e.g. controllers and head-end) and software (engineering software tools and management software) to allow, for example, monitoring of different data points, configuration of control strategy and user access changes.

2.Landlord acknowledges and will support Tenant's requirement to deliver the Premises pursuant to Tenant's Digital (Smart) Building Standard, as more particularly described in this Exhibit D. The "Digital Building Standard" combines all building data and end-user feedback to allow the Tenant building systems to be optimized. The goal of the Digital Building Standard is to support healthy, efficient, flexible and sustainable infrastructure where occupants can interact with building applications to enhance the way in which they use the leased space within it.

3.Landlord agrees to allow the Tenant access to and collect data from the Landlord's building control and monitoring systems(s) in the following circumstances:

a.Where the Tenant is, or becomes, the sole office tenant of the building

i.Landlord will provide Tenant unrestricted access to (and if specifically requested by Tenant the right to operate) the Landlord building control and monitoring system(s) and provide Tenant access to all Landlord control system(s) data for real time monitoring and archiving purposes.

ii.Landlord will provide the opportunity for Tenant to maintain the Landlord Plant.

b.Where the Tenant is one of multiple tenants of the building

i.Landlord will provide Tenant with real time read-only access to the Landlord's control system(s) data for real time monitoring and archiving purposes but only in so far as it relates to Tenants use of such Landlord building control and monitoring system(s) (i.e., Base Building Systems).

ii.Where any Landlord Plant exclusively serves Tenant's Premises, Landlord will provide Tenant with full read-write access to the specific parts of the Landlord building control and monitoring system related to said plant, and if specifically requested by Tenant unrestricted access and the right to operate for the specific plan mentioned.

iii.For any system controlled/operated by Tenant, Tenant agrees to send demand signals to the Landlord building control and monitoring system to facilitate efficient operation of said Landlord Plant.

4.Alteration of Landlord building control and monitoring system(s)

a.For existing buildings: For landlord building control and monitoring systems exclusively serving the Tenant's Premises, Landlord will, at no cost to Landlord, allow Tenant, at Tenants own cost, to access, modify, add and/or replace existing Landlord building control and monitoring system(s) hardware / infrastructure in compliance with Tenants technical and security requirements, subject in all respects to Landlord's reasonable approval.

b.For new buildings / pre-construction: At Tenant's own cost, Landlord agrees to procure, install and commission Landlord building control and monitoring system(s) hardware / infrastructure that fully comply with Tenant's technical and security requirements, subject in all respects to Landlord's reasonable approval and at no cost to Landlord.

5.Tenant's data requirements

a.Tenant will be allowed to store any data collected by Tenant (as detailed above) on one or more servers which are owned or controlled by Tenant.

b.Landlord acknowledges that any data collected as it relates to Tenant's use is the property of Tenant.

c.Landlord will maintain Tenant's right to anonymity with regard to the data produced by the Landlord building control and monitoring system(s) by excluding or removing any information in the control system and its associated database that could specifically identify Tenant.

6.Tenant's cyber security requirements. Landlord shall use reasonable efforts to follow best practice IT cyber security requirements for the design and management of the Landlord building control and monitoring system(s) in their control as described in the Appendix "Cyber Security Guidance to Landlords' and Google lot security requirements (URLI https.//partnersecurity.withgoogle.corn/docshot_requirements) as previously furnished to Landlord, provided, however, such efforts shall be at no cost to Landlord.

7.Technical Appendix

a.Further details in relation to Tenant's requirement for a Digital (Smart) Building are set out in the Technical Appendix below.

8.Cybersecurity Audits

a.If requested by the tenant, the Tenant and the Landlord shall work together to mutually agree a commercial and technical approach to jointly execute a cyber- security Audit of the Landlord building control and monitoring system(s) owned and operated by the Landlord. Parties to agree to make reasonable efforts to reach an agreement within a reasonable time after the execution of this Amendment. Upon execution of the Audit, any recommendations to improve/remedy the cyber security status of the Landlord building control and monitoring system(s) shall be considered by the Landlord, and where any serious vulnerabilities are identified the parties will agree on rectification measures required and allocation of these costs.

TECHNICAL APPENDIX

Cyber Security Guidance to Landlords

To help landlords take initial steps and provide a better platform for providing secure building IT facilities the list below provides rudimentary criteria to help improve IT security of the Landlord building control and monitoring system(s) infrastructure.

Applying the below will provide a solid foundation to provide secure IT operations within a building facility environment, it does not provide all the possible mitigations and improvements that can/should be implemented.

Physical Security

•Shared facilities and building IT equipment should be locked in secure rooms at racks
•Access is only available to approved operators, and potentially recorded / monitored,
•Physical access is allocated on an individual (no shared keys) basis.

Network Security

•All networks are access controlled with client monitoring.

◦Example: network clients must authenticate successfully with authentication service before being granted network services.

•Shared facility and/or building IT network equipment does not share network services with any other tenant/public network

◦Example: Building management equipment must be logically segmented or physically separated from any open or public network infrastructure also provided within the facility

•All networks are protected by network access control or firewall capabilities.

•Inbound traffic from the internet is restricted and recorded. Ideally, blocked.

◦Example: network connections originating from the Internet are only allowed if they are specifically enabled on packet filtering or firewall devices. Those connections are monitored and logs maintained.

•No open wireless networks related to shared facilities or building IT equipment.

◦Example: Equipment and systems used to manage / operate facilities are not connected to any open or publicly shared wireless networks. If wifi is a necessary component of the building management network, it must be private and closely managed / monitored.

Software Security and Access Controls

•No default username password across all infrastructure (including device, network, system, software, service).

i.Example: Facilities to ensure default password are immediately changed upon installation. Device and system should be checked post-servicing to ensure defaults are not-reintroduced.

•Only necessary network and software services are enabled on installed systems (unnecessary software and services removed).

◦Example: Devices / systems do not enable unnecessary or superfluous services. They should only run the minimal amount of services needed to complete the tasks expected.

•Centralized and managed access control (network, system, software, service, and maintenance systems).

◦Example: all system and network access is controlled centrally and access is logged and monitored. Users have individually identifiable accounts, Network system can be uniquely and easily identified.

•Associated Software-as-a-Service (SaaS) services related to building management are managed and access controlled with the same diligence as on-site systems.

◦Example: Facility vendor to manage the accounts and access of SaaS providers, their systems, and their operators. Also ensure that deliberate or inadvertent access/privilege expansion is quickly identified and removed.

•Follow the principle of least privilege for access control where each entity or role has only enough privileges necessary to complete their own tasks.

◦Example: Lift/elevator maintenance engineers are only able to access systems related specifically to the lift/elevator. The systems they use only have access to the network services required to operate properly.

Operational Management

•Regular system inventory (preferably automated) audit capabilities

◦Example: Inventory management system tracking network device and user access routinely produces weekly/monthly reports (e.g. total devices, users, new devices, new users, removed / offline devices)

•Regular and timely software update and patching schedules

◦Example: Routine weekly/monthly patch update cycle is operated and monitored. Process for critical patch update and successful implementation is maintained.

•Practical replacement of end-of-life (EOL) IT equipment

◦Example: Equipment is replaced before EOL or before critical maintenance services expire. EOL date is tracked in a management service.

•Regular operator and access inventory (preferably automated) audit capabilities

◦Example: Quarterly audit of user accounts and access levels on each service, removing former employees / vendors. Review audit logs for changes performed by accounts with elevated privileges.

•Practical and reliable fault / error reporting and break/fix service

◦Example: Utilize a monitoring service that can send alerts to specified parties and escalate when the issue is still present. Utilize services or enable features that can perform fault detection and automated repair.